Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of COMSovereign Holding Corp. (the “Company”) on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated July 5, 2020, relating to our audit of the Company’s consolidated financial statements as of December 31, 2019 and for the period from January 10, 2019 (inception) through December 31, 2019, appearing in the Registration Statement on Form S-1 (no. 333-252780). Our report contains an explanatory paragraph that states the Company has experienced losses, negative cash flows from operations, has limited capital resources, and an accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement on Form S-1 that is incorporated by reference in this Registration Statement.

/S/ HASKELL & WHITE LLP

San Diego, California

February 10, 2021